Exhibit 2.4

TRANSITION SERVICES AGREEMENT

dated as of

[●], 2018

between

GENUINE PARTS COMPANY

and

S.P. RICHARDS COMPANY

TABLE OF CONTENTS

		Page
ARTICLE 1
SERVICES AND TERM
Section 1.01.	Services to be Performed	1
Section 1.02.	Additional Services	1
Section 1.03.	Term and Termination	2
Section 1.04.	Standard of Performance	3
Section 1.05.	Service Limitations	3
Section 1.06.	Acknowledgment and Representation	3
Section 1.07.	Contract Managers; Disputes	4

ARTICLE 2
PAYMENTS
Section 2.01.	Service Fees	4
Section 2.02.	Taxes	4

ARTICLE 3
OTHER COVENANTS AND AGREEMENTS
Section 3.01.	Independent Contractors	5
Section 3.02.	Confidential Information	5
Section 3.03.	IT Access	6
Section 3.04.	IT Security	6

ARTICLE 4
INDEMNITY AND LOSSES
Section 4.01.	Indemnification	7
Section 4.02.	Limitation of Liability	7

ARTICLE 5
MISCELLANEOUS
Section 5.01.	Notices	8
Section 5.02.	Amendments and Waivers	9
Section 5.03.	Expenses	9
Section 5.04.	Successors and Assigns	10
Section 5.05.	Governing Law	10
Section 5.06.	Dispute Resolution	10
Section 5.07.	Counterparts; Effectiveness; Third Party Beneficiaries	10
Section 5.08.	Entire Agreement	10
Section 5.09.	Severability	11
Section 5.10.	Force Majeure	11

i

Section 5.11.	Survival of Obligations	11
Section 5.12.	Inconsistency	11
Section 5.13.	Headings	11
Section 5.14.	No Strict Construction	12

EXHIBITS

Exhibit A	Services Schedule

ii

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”) dated as of [•], 2018 between Genuine Parts Company, a Georgia corporation (“Service Provider”), and S.P. Richards Company, a Georgia corporation (“Service Recipient”). Service Provider and Service Recipient are herein referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Separation Agreement (as defined below) or the Merger Agreement (as defined below), as applicable.

W I T N E S S E T H :

WHEREAS, (i) Service Provider and Rhino SpinCo, Inc., a Delaware corporation (“Spinco”), have entered into that certain Separation Agreement dated as of April 12, 2018 (the “Separation Agreement”) and (ii) Service Provider, Spinco, Essendant Inc., a Delaware corporation, and Elephant Merger Sub Corp., a Delaware corporation, have entered into that certain Agreement and Plan of Merger dated as of April 12, 2018 (the “Merger Agreement”);

WHEREAS, the Parties are entering into this Agreement in connection with the Distribution and the Closing; and

WHEREAS, subject to the terms and conditions of this Agreement, Service Provider agrees to provide, by itself or through its Affiliates or other designated third parties, and Service Recipient desires to contract for the use of, the Services (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

SERVICES AND TERM

Section 1.01. Services to be Performed. In accordance with the terms and provisions of this Agreement, Service Provider shall perform, or cause one or more of its Affiliates to perform, or procure one or more third parties (each, a “Third-Party Provider”) to perform, the Services; provided that if the use of any such Third-Party Provider is inconsistent with Service Provider’s past practices, the prior written consent of Service Recipient (such consent not to be unreasonably withheld, delayed or conditioned) shall be required prior to Service Provider’s engagement of such Third-Party Provider. Service Provider shall remain responsible, in accordance with the terms of this Agreement, for performance of any Service by any of its Affiliates or any Third-Party Provider. “Services” shall mean the services described in the Services Schedule attached hereto as Exhibit A (the “Services Schedule”), in each case to be performed by Service Provider or any of its Affiliates or Third-Party Providers for the benefit of Service Recipient and its Subsidiaries.

Section 1.02. Additional Services. If, after the date hereof, Service Recipient identifies to Service Provider in writing services (other than (i) the services contemplated to be provided under the Supply Chain Transition Services Agreement or (ii) the services identified under the heading “Excluded Services” on the Services Schedule (collectively, the “Excluded Services”)) that Service Provider or its Affiliates provided to (or procured the provision of for) Service Recipient and its Subsidiaries prior to the Closing Date that are reasonably necessary for Service Recipient and its Subsidiaries to continue to operate in substantially the same manner in which Service Recipient and its Subsidiaries operated over the period from January 1, 2018 to the Closing Date, and such services were not included in the Services Schedule, then Service Provider shall act reasonably and in good faith to provide (or procure the provision of) such services at the cost reflected in the SpinCo Financial Statements for fiscal year 2017, (such services, the “Additional Services”). The Parties shall, pursuant to Section 5.04, amend the Services Schedule to include such Additional Services, and such Additional Services shall be deemed Services hereunder.

Section 1.03. Term and Termination. (a) Unless earlier terminated in accordance with Section 1.04 below, the term of this Agreement (the “Term”) shall commence immediately after the Closing and shall terminate with respect to all Services (except as provided in Section 1.03(b) or Section 1.03(c)) on Service Recipient’s first fiscal quarter end occurring at least twelve months after the Closing Date (the “Expiration Date”).

(b) Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time:

(i) by the mutual written consent of the Parties;

(ii) by Service Provider in the event of any material breach or default (other than with respect to payment obligations under Article 2, which are addressed in Section 1.03(b)(iii) below) by Service Recipient of Service Recipient’s obligations under this Agreement and the failure of Service Recipient to cure such breach or default within thirty (30) days after receipt of written notice from Service Provider specifying in reasonable detail the alleged material breach or default and requesting such breach or default be cured;

(iii) by Service Provider in the event Service Provider has not received a payment, except payments being disputed in good faith pursuant to a Dispute Notice, from Service Recipient pursuant to Article 2 by the applicable payment date set forth therein and Service Recipient fails to make such payment within thirty (30) days after receipt of written notice from Service Provider requesting that such payment be made; or

(iv) by Service Recipient in the event of any material breach or default by Service Provider of Service Provider’s obligations under this Agreement and the failure of Service Provider to cure such breach or default within thirty (30) days after receipt of written notice from Service Recipient specifying in reasonable detail the alleged material breach or default and requesting such breach or default be cured.

(c) Service Recipient may discontinue one or more particular Services from time to time during the Term by providing no less than thirty (30) days’ advance written notice to Service Provider. Notwithstanding the foregoing, (i) a particular Service may be discontinued only upon discontinuation of all related interdependent or bundled Services and (ii) no such discontinuation shall relieve Service Recipient of any of its obligations under this Agreement with respect to Services provided prior to such discontinuation (including payment therefor). Upon any such discontinuation, Exhibit A shall be deemed amended to delete such Service.

Section 1.04. Standard of Performance. Service Provider shall provide the Services with a standard of care, skill, priority, frequency, timeliness and diligence consistent with the manner in which the Services were provided to Service Recipient and its Subsidiaries over the period from January 1, 2018 to the Closing Date. Service Provider shall assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence. Except as provided in this Section 1.04, Service Provider makes no warranties of any kind, express or implied, with respect to any Service provided hereunder.

Section 1.05. Service Limitations. (a) Notwithstanding anything to the contrary contained herein, in providing the Services, neither Service Provider nor any of its Affiliates shall be obligated to (i) hire any additional employees, (ii) maintain the employment of any specific employee or (iii) take any action that would violate any Applicable Law or result in, in each case, whether with notice, lapse of time or both, a breach of or default, or the loss of any benefit, or the need to obtain consent of any third party, under any agreement to which Service Provider or any of its Affiliates is a party as of the date hereof. Service Provider shall use its commercially reasonable efforts to obtain any such consent; provided that Service Provider shall not be required to make any payment to, waive or lose any right or benefit from, or otherwise incur any monetary or non-monetary liability to any third party for any such consent. To the extent that any such consent is not obtained, the Parties will cooperate in good faith to make alternative arrangements reasonably acceptable to each Party under which Service Recipient would obtain the benefit of such Service to the same extent (or as nearly as practicable) as if such consent were obtained. Service Provider and its Affiliates may make changes to their contracts, arrangements and relationships with third parties without the consent of Service Recipient, and Service Provider shall have no liability or obligation hereunder for any such changes (or any changes in the level or quality of Services resulting therefrom) to the extent such changes (x) are, to the extent relevant, generally applicable to other services that (i) are similar to the Services and (ii) Service Provider and its subsidiaries provide to Service Provider’s other subsidiaries and (y) do not have a disproportionate (to the extent Service Provider provides similar services to its subsidiaries) and adverse effect on the provision, or receipt, of the Services.

(b) Service Recipient may utilize the Services only in connection with the operation of the business of Service Recipient and its Subsidiaries in substantially the same manner in which Service Recipient and its Subsidiaries operated over the period from January 1, 2018 to the Closing Date (and without giving effect to any acquisitions), and neither Service Recipient nor any of its Subsidiaries shall be permitted to assign, resell or provide the Services to any Person whatsoever other than to Service Recipient’s Subsidiaries.

Section 1.06. Acknowledgment and Representation. Each Party understands that the Services provided hereunder are transitional in nature and are furnished solely for the purpose of accommodating the Distribution and the Merger.

Section 1.07. Contract Managers; Disputes. (a) Service Provider and Service Recipient shall each appoint an individual (each, a “Contract Manager”) to act as the primary point of contact for the administration and operation of this Agreement. The Contract Managers shall meet on the phone or in person at least monthly to discuss in good faith, among other items, the provision of the Services, any unresolved disputes and such other items deemed appropriate by the Contract Managers. Service Provider and Service Recipient may each change its respective Contract Manager from time to time upon prior written notice to the other Party.

(b) In the event of any dispute arising out of or related to this Agreement or the Services, prior to a Party pursuing its other rights and remedies under this Agreement, such Party’s Contract Manager must give written notice (a “Dispute Notice”) to the other Party’s Contract Manager specifying the nature of the dispute. During the fifteen (10) Business Day period following receipt of such Dispute Notice, the Contract Managers shall discuss and negotiate in good faith to resolve such dispute. If, following such period, the Contract Managers have not resolved such dispute, then, during the subsequent ten (10) Business Day period, a member of senior management of each of Service Provider and Service Recipient shall discuss and negotiate in good faith to resolve such dispute. If, following such period, such dispute remains unresolved, then either Party may pursue its rights and remedies under this Agreement, including as provided in Section 5.06.

ARTICLE 2

PAYMENTS

Section 2.01. Service Fees. In consideration for each Service to be provided hereunder, Service Recipient shall pay to Service Provider such fees and costs as are set forth in the Services Schedule with respect to such Service (“Service Fees”). Service Provider shall send to Service Recipient on a monthly basis a written invoice for the Services, listing with reasonable detail the Services provided hereunder and the calculation of the applicable Service Fees. Invoices shall be payable within thirty (30) days after receipt by Service Recipient. Any Service Fees owed to Service Provider under this Agreement which are not paid within thirty (30) days of their due date will be considered delinquent and a late payment charge of the lesser of 0.5% of the delinquent balance due and the maximum amount permissible by Applicable Law will be assessed per month on the amounts that remain delinquent. Should Service Recipient dispute any portion of any invoice, Service Recipient shall promptly pay any undisputed amounts and deliver a Dispute Notice to Service Provider’s Contract Manager with respect thereto.

Section 2.02. Taxes. Service Recipient shall bear all Goods and Services Taxes levied by Canada, provincial sales taxes levied by any province of Canada, sales taxes, use taxes, value-added taxes or similar taxes, duties, levies, imposts, assessments and other similar charges (including any related interest, penalties and other liabilities related thereto ) (“Service Recipient Taxes”) imposed as a result of the provision and receipt of Services under this Agreement. For the avoidance of doubt, Service Recipient Taxes shall not include any Income Taxes (as defined in the Tax Matters Agreement) of Service Provider. All payments made by or on behalf of Service Recipient under this Agreement shall be made free and clear of any Taxes, unless Service Recipient is required to withhold or deduct Taxes by Applicable Law. If Service Recipient is so required by Applicable Law to withhold or deduct any amount from any payment made pursuant to this Agreement, such withheld or deducted amount will be treated as having been paid to Service Provider to the extent such amounts are properly paid over to the appropriate governmental authority, and Service Recipient shall furnish to Service Provider within ten (10) business days of such payment the original or certificated copy of any receipt issued by such governmental authority evidencing such payment. If Service Recipient intends to deduct or withhold from any payment made pursuant to this Agreement, it shall notify the Service Recipient of its intention to withhold, which notice shall include a statement of the amounts it intends to deduct or withhold in respect of making of such payment and the applicable provision of law requiring the Service Recipient to withhold or deduct, in each case at least fifteen (15) days prior to the due date for such payment (unless a change in law prevents Service Recipient from providing any such notice, in which case Service Recipient shall use commercially reasonable efforts to provide such notice and statement as soon as possible following Service Recipient becoming aware of such change in law). Service Recipient and Service Provider shall reasonably cooperate to reduce or eliminate any withholding or deduction from any payment made pursuant to this Agreement.

ARTICLE 3

OTHER COVENANTS AND AGREEMENTS

Section 3.01. Independent Contractors. Service Provider is an independent contractor, and none of Service Provider’s or any of its Affiliates’ respective employees, representatives or agents will be deemed to be employees, representatives or agents of Service Recipient or any of its Subsidiaries for any purpose or under any circumstances. Service Provider or its applicable Affiliate shall be responsible for (i) payment of compensation, benefits and labor costs (including workers’ compensation obligations) attributable to such employees and (ii) withholding and remitting of taxes with respect to such employees as required by Applicable Law. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. The Parties’ respective rights and obligations hereunder shall be limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

Section 3.02. Confidential Information. (a) Service Provider and Service Recipient, respectively, shall, and shall cause their respective Affiliates to, hold all Confidential Information relating to Service Recipient or Service Provider, respectively, confidential, and shall not use such Confidential Information other than as necessary for the provision or receipt of the Services, unless legally compelled or required to disclose such information, in which event the Party legally compelled or required to disclose shall provide written notice of such legal compulsion or requirement to disclose as promptly as practicable and shall reasonably cooperate with the other Party in connection with such Party’s seeking of a protective order or similar remedy. Notwithstanding the foregoing, Service Provider may only provide Service Recipient’s Confidential Information to Third-Party Providers that have been informed of the confidentiality obligations of this Section 3.02; provided, that Service Provider shall be responsible or any breach of this Section 3.02 by any such Third-Party Providers. As used in this Agreement, the term “Confidential Information” means any and all information, data, materials, products, intellectual property rights and processes disclosed by or on behalf of a Party to any other Party, or otherwise obtained by a Party from or on behalf of any other Party, in connection with the provision or receipt of any Service during the Term, to the extent the same (i) is not and does not become generally available to the public other than as a result of a breach of this Agreement, (ii) was not already known by the recipient on a non-confidential basis when received or obtained from or on behalf of the disclosing Party and (iii) was not independently acquired or developed by the recipient without violating the terms of this Agreement or any other obligation of confidentiality. Service Provider shall not, and shall not be required to, disclose to Service Recipient any confidential or proprietary information, including pricing information, of any Third-Party Provider. To the extent practicable, Service Recipient shall not, without the prior written consent of Service Provider, contact, engage in discussions with, or otherwise communicate directly with any Third-Party Provider with respect to the provision of Services hereunder; provided that employees of Service Recipient and its Subsidiaries may communicate with Third-Party Providers in the ordinary course of business consistent with past practice.

(b) Upon expiration or termination of this Agreement, Service Provider and Service Recipient, respectively, shall promptly return to Service Recipient or Service Provider, respectively, or destroy all Confidential Information of Service Recipient or Service Provider, respectively, which is in the possession of Service Provider or Service Recipient, respectively; provided that each Party may retain Confidential Information of the other Party if required by Applicable Law or bona fide document retention policy; provided, further, that any such retained Confidential Information shall remain subject to this Section 3.02.

Section 3.03. IT Access. As of the date hereof, except as otherwise expressly provided herein, or unless required in connection with, or as specifically contemplated by, the performance, delivery or receipt of a Service, Service Recipient shall cease to use and shall have no further access to, and Service Provider shall have no obligation to otherwise provide, (i) Service Provider’s intranet and other owned, licensed or leased information technology related resources, including software, networks, hardware, servers or other related technology, and (ii) computer-based resources (including e-mail and access to Service Provider’s computer networks and databases) which require a password or are available on a secured access basis (collectively, the “Provider Systems”).

Section 3.04. IT Security. (a) Service Recipient shall cause all of its personnel, employees, officers, contractors, consultants or other agents (collectively, the “Recipient Personnel”) having access to the Provider Systems to comply with all documented security guidelines applicable to Service Provider’s and its Subsidiaries’ personnel, employees, officers, contractors, consultants or other agents generally (including physical security, network access, data security and privacy guidelines and similar policies) of Service Provider and shall not knowingly tamper with, compromise or circumvent any security or audit measures employed by Service Provider. Service Recipient shall ensure that such access shall be made by such Recipient Personnel only as required in connection with, or as specifically contemplated by, the performance, delivery or receipt of a Service hereunder.

(b) Service Provider shall cause all of its personnel, employees, officers, contractors, consultants or other agents (collectively, the “Provider Personnel”) having access to (i) Service Recipient’s intranet and other owned, licensed or leased information technology related resources, including software, networks, hardware, servers or other related technology, and (ii) computer-based resources (including e-mail and access to Service Recipient’s computer networks and databases) which require a password or are available on a secured access basis

(collectively, the “Recipient Systems”) to comply with all documented security guidelines applicable to Service Recipient’s and its Subsidiaries’ personnel, employees, officers, contractors, consultants or other agents generally (including physical security, network access, data security and privacy guidelines and similar policies) of Service Recipient and shall not knowingly tamper with, compromise or circumvent any security or audit measures employed by Service Recipient. Service Provider shall ensure that such access shall be made by such Provider Personnel only as required in connection with, or as specifically contemplated by, the performance, delivery or receipt of a Service hereunder.

(c) In the event of a cyber incident or attack for which Service Provider reasonably believes the Provider Systems have been or could be compromised, Service Recipient agrees that Service Provider may take all steps it deems reasonably necessary and/or advisable in its sole discretion to remediate such cyber incident, including temporary termination of or blocking Service Recipient’s and Recipient Personnel’s access and connectivity to the Provider Systems. If Service Provider reasonably believes that any of the Recipient Personnel have failed to comply with the security guidelines of Service Provider, or that any of the Recipient Personnel has accessed any Provider Systems other than in accordance with the terms and conditions of this Agreement, Service Recipient agrees that Service Provider may temporarily terminate or block such Recipient Personnel’s access and connectivity to the Provider Systems until such time as Service Recipient has remedied such non-compliance in a manner satisfactory to Service Provider in its reasonable discretion.

ARTICLE 4

INDEMNITY AND LOSSES

Section 4.01. Indemnification. (a) Service Recipient shall indemnify, defend, and hold harmless Service Provider and its Affiliates from and against any and all Damages arising out of or resulting from (i) Service Recipient’s breach of Service Recipient’s obligations under this Agreement and (ii) any claim or action by a party other than Service Recipient in connection with Service Provider’s performance or procurement of the Services under this Agreement, to the extent such Damages arise out of Service Recipient’s gross negligence, fraud or willful misconduct in the performance of its obligations under this Agreement.

(b) Subject to Section 4.02, Service Provider shall indemnify, defend and hold harmless Service Recipient and its Affiliates from and against any and all Damages arising out of or resulting from Service Provider’s gross negligence, fraud, intentional breach or willful misconduct in the performance of its obligations under this Agreement.

(c) This Section 4.01 will provide the exclusive remedy for any claim arising out of this Agreement or the transactions contemplated hereby; provided that nothing herein shall be construed to limit any remedy set forth in the Merger Agreement or any other Transaction Document.

Section 4.02. Limitation of Liability. (a) Service Provider shall not have any liability relating to the provision of Services unless such liability arises from the gross negligence, fraud, intentional breach or willful misconduct of Service Provider in the performance of its obligations hereunder, and Service Provider’s maximum aggregate liability (based on breach of warranty, breach of contract, negligence, strict liability in tort or any other legal or equitable theory) to Service Recipient for Damages hereunder shall not exceed the sum of the aggregate Service Fees paid and payable by Service Recipient to Service Provider pursuant to this Agreement.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT WILL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY (X) SPECIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES OR (Y) CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF REVENUE, LOST SALES OR DIMINUTION IN VALUE) THAT ARE NOT REASONABLY FORESEEABLE, IN EACH CASE IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THEIR CONDUCT PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

(c) EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE SEPARATION AGREEMENT, THE MERGER AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, THE SERVICES ARE PROVIDED “AS IS” AND SERVICE PROVIDER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE) WITH RESPECT TO THE SERVICES AND MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY OR ADEQUACY OF THE SERVICES FOR ANY PURPOSE OR USE OR NON-INFRINGEMENT.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Notices. All notices, requests and other communications to any Party shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given,

if to Service Recipient, to:

S.P. Richards Company

c/o Essendant Inc.

One Parkway North Boulevard

Suite 100

Deerfield, Illinois 60015

Attention:	Janet Zelenka, Chief Financial Officer
Brendan McKeough, General Counsel
E-mail:	jzelenka@essendant.com
bmckeough@essendant.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Charles W. Mulaney, Jr.

E-mail: charles.mulaney@skadden.com

if to Service Provider, to:

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attention:	Treg S. Brown
Scott Smith Christopher T. Galla
E-mail:	Treg_Brown@genpt.com
Scott_Smith@genpt.com
Chris_Galla@genpt.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John H. Butler

E-mail: john.butler@davispolk.com

or such other address or e-mail address as such Party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 5.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 4.01(c), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 5.03. Expenses. In any proceeding to enforce Service Provider’s rights or obligations under this Agreement, on the one hand, or Service Recipient’s rights or obligations under this Agreement, on the other hand, the substantially prevailing Party shall be entitled to reimbursement by the other Party of all out-of-pocket costs and expenses (including, for the avoidance of doubt, attorneys’ fees) incurred in connection with such proceedings promptly upon written demand therefor.

Section 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that Service Provider shall be entitled, without the consent of Service Recipient, to assign its rights and obligations hereunder to any of its Affiliates.

Section 5.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 5.06. Dispute Resolution. (a) Any dispute arising out of or in connection with this Agreement shall first be subject to the procedures described in Section 1.07(b).

(b) Thereafter, except as provided in Section 5.06(c), any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

(c) Any dispute arising out of or in connection with this Agreement relating to taxes shall not be subject to Section 5.06(b) and shall instead be subject to the procedures described in Section 8.02 of the Tax Matters Agreement.

Section 5.07. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

Section 5.08. Entire Agreement. This Agreement (and the Exhibits delivered in connection herewith) constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 5.09. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 5.10. Force Majeure. Except for Service Recipient’s obligation to make timely payments for Services performed in accordance with the terms hereof, no Party will have any liability for any Losses or delay due to fire, explosion, lightning, pest damage, power failure or surges, strikes or labor disputes, water or flood, acts of God, the elements, war, cyber attack, civil disturbances, acts of civil or military authorities or the public enemy, interruption of transportation, or any other cause beyond such Party’s reasonable control similar to the foregoing that prevent such Party from materially performing its obligations hereunder. If any Party claims a condition of force majeure as an excuse for non-performance of any provision of Services, the Party asserting the claim must notify the other Parties as soon as practicable of the force majeure condition, describing the condition in reasonable detail and, to the extent known, the probable extent and duration of the condition. For so long as a condition of force majeure continues, (i) the Party invoking the condition as an excuse for non-performance hereunder will use reasonable best efforts to cure or remove the condition as promptly as possible so as to resume performance of its obligations hereunder and (ii) the Parties will cooperate in good faith to make alternative arrangements reasonably acceptable to each Party under which the Party not invoking the condition as an excuse for non-performance hereunder would obtain the benefit of this Agreement to the same extent (or as nearly as practicable) as if such condition did not exist.

Section 5.11. Survival of Obligations. The obligations of the Parties under Article 2, Section 3.02, Article 4 and this Article 5 shall survive the expiration of this Agreement.

Section 5.12. Inconsistency. In the event of any inconsistency between the terms of this Agreement and the terms of the Separation Agreement or the Merger Agreement, as applicable, the terms of the Separation Agreement or the Merger Agreement shall control, as applicable. In the event of any inconsistency between the terms of this Agreement the terms of the Separation Agreement and the Merger Agreement, the terms of the Separation Agreement shall control.

Section 5.13. Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 5.14. No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GENUINE PARTS COMPANY

By:
Name:
Title:

S.P. RICHARDS COMPANY

By:
Name:
Title:

[Signature Page to Transition Services Agreement]